Exhibit 1

Loral Transferred Satellites,
A Component of Loral Space & Communications Corporation,
a Debtor-In-Possession
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

Combined Statements of Net Assets Sold
as of June 30, 2003 and December 31, 2002 and 2001,

Combined Statements of Revenues and Direct Expenses
for the Three Months Ended June 30, 2003 and 2002,
for the Six Months Ended June 30, 2003 and 2002,
and the Years ended December 31, 2002 and 2001,
Together with the Reports of Independent Certified Public Accountants

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
    Loral Space & Communications Ltd. and Subsidiaries

We have audited the accompanying combined statements of net assets sold and the related combined statements of revenue and direct expenses of the satellites services business operations relating to and conducted with six North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Corporation Ltd. and Subsidiaries (“Loral” or the “Company”) as of December 31, 2002 and 2001 and for each of the years then ended. The combined statements of net assets sold and the related combined statements of revenue and direct expenses of Loral Transferred Satellites are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of net assets sold and the related combined statements of revenue and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of net assets sold and the related combined statements of revenue and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 2 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, the accompanying statements are comprised of certain assets and liabilities of the Company’s six North American telecommunications satellites and are not intended to be a complete presentation of the financial position or results of operations of the Loral Transferred Satellites.

In our opinion, the statements referred to above present fairly, in all material respects, the combined statements of net assets sold as of December 31, 2002 and 2001, and the related combined statements of revenue and direct expenses of Loral Transferred Satellites for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3 and 6 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, Loral Transferred Satellites changed its method of accounting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

New York, New York
October 13, 2003

ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Shareholders
     Loral Space & Communications Ltd. and Subsidiaries

We have reviewed the accompanying combined statement of net assets sold and the related combined statements of revenue and direct expenses of the satellites services business operations relating to and conducted with six North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Corporation Ltd. and Subsidiaries (“Loral” or the “Company”) as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002. The combined statement of net assets sold and the related combined statements of revenue and direct expenses of Loral Transferred Satellites are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

As discussed in Notes 1 and 2 to the combined statement of net assets sold and the related combined statements of revenue and direct expenses, the accompanying statements are comprised of certain assets and liabilities of the Company’s six North American telecommunications satellites and are not intended to be a complete presentation of the financial position or results of operations of the Loral Transferred Satellites.

Based on our reviews, we are not aware of any material modifications that should be made to the combined statement of net assets sold and related combined statements of revenues and direct expenses of Loral Transferred Satellites in order for them to be in conformity with accounting principles generally accepted in the United States of America.

New York, New York
October 13, 2003

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF NET ASSETS SOLD
(in thousands)

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
ASSETS
Prepaid in-orbit insurance	$9,417	$14,832	$24,093
Satellites and related equipment, net	986,788	985,769	971,219
Deferred charges	3,233	5,458	3,542
Goodwill net	—	—	56,884
Other acquired intangible assets, net	19,182	20,939	24,452
Other assets, net	171	200	797

Total assets sold	1,018,791	1,027,198	1,080,987

LIABILITIES
Orbital incentives payable	21,745	23,573	26,049
Deferred revenue	30,052	35,752	44,246
Customer advances	2,089	2,411	2,177
Accrued insurance	675	911	1,580

Total liabilities transferred	54,561	62,647	74,052

Net assets sold	$964,230	$964,551	$1,006,935

See accompanying notes.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES
(in thousands)

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues from satellite services	$33,206	$53,686	$76,534	$110,075	$200,122	$227,389

Costs of satellite services:
Insurance	3,700	3,752	7,684	7,504	14,585	14,992
Insurance recoveries	(8,895)	—	(8,895)	—	—	—
Depreciation	14,370	14,372	28,743	28,744	57,487	57,259
Amortization	880	881	1,759	1,761	3,524	5,141
Other costs of satellite services	2,144	1,844	4,345	3,739	7,621	8,180

Total costs of satellite services	12,199	20,849	33,636	41,748	83,217	85,572

Gross profit	21,007	32,837	42,898	68,327	116,905	141,817

Other direct expenses:
Sales and marketing	1,334	1,714	2,372	2,989	5,554	6,326
General and administrative	3,713	4,161	7,918	8,121	17,137	14,800
Interest expense on orbital incentives	540	591	1,093	1,193	2,337	2,523

Total other direct expenses	5,587	6,466	11,383	12,303	25,028	23,649

Excess of revenues over direct expenses before cumulative effect of change in accounting principle	15,420	26,371	31,515	56,024	91,877	118,168
Cumulative effect of change in accounting principle	—	—	—	(56,884)	(56,884)	—

Excess of revenues over direct expenses	$15,420	$26,371	$31,515	$(860)	$34,993	$118,168

See accompanying notes.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES
(Information related to June 30, 2003 and 2002 is unaudited)

1. Asset Purchase Agreement and Description of Business

     On July 15, 2003, Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (collectively, the “Sellers”), direct or indirect subsidiaries of Loral Space & Communications Ltd. (“Loral”), entered into a definitive agreement (the “Asset Purchase Agreement”) to sell to Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (together, the “Purchasers”), all of Sellers’ domestic fixed satellite services satellites, as well as certain other net assets, for up to $1.1 billion in cash, subject to certain price adjustments related to the Seller’s ability to achieve specified operating parameters prior to the closing. Consummation of the transaction is conditioned on the conduct of an auction by the bankruptcy court in Sellers’ Chapter 11 Cases (as defined below), that certain operating parameters continue to be met with respect to the assets being sold, receipt of the approval of the Federal Communications Commission (“FCC”) and certain other closing conditions typical for transactions of this type. The Chapter 11 Cases will enable Sellers to sell the North American satellites to Purchasers free and clear of any encumbrances. There can be no assurance, however, that the transaction contemplated by the Asset Purchase Agreement will be consummated.

     Also on July 15, 2003, Loral and certain of its subsidiaries (the “Debtor Subsidiaries”), including the Sellers, filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). Loral and its Debtor Subsidiaries, including the Sellers, continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

     During the pendency of the Chapter 11 Cases, Loral’s business will be subject to risks and uncertainties relating to the Chapter 11 Cases. For example, the Chapter 11 Cases could adversely affect relationships with Loral’s customers, suppliers and employees, which could adversely affect the going concern value of the business and of its assets, particularly if the Chapter 11 Cases are protracted. Also, transactions outside the ordinary course of business will be subject to the prior approval of the Bankruptcy Court, which may limit Loral’s ability to respond to certain market events or take advantage of certain market opportunities, and, as a result, Loral’s operations could be materially adversely affected.

     The assets being sold subject to the Asset Purchase Agreement comprises the portion of the Sellers’ Skynet satellite services business operations relating to and conducted with its North American telecommunications satellites, then comprised of four satellites in orbit and two under construction, scheduled to be launched in the third quarter of 2003 (see Note 9) and the first half of 2004, respectively (collectively referred to hereinafter as Loral Transferred Satellites (“LTS”)). LTS operates in one business segment, Fixed Satellite Services. LTS is a component of an operating division of Loral: Loral Skynet. Loral Skynet is an operating division of Loral SpaceCom Corporation. LTS provides fixed satellite services by leasing transponder capacity on its satellites to its customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television (“DTH”). With the exception of the four satellites-in-orbit, LTS’ long-lived assets are located in the United States.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

     NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

2. Basis of Presentation

     Financial statements have not been previously prepared for LTS, as it had no separate legal status or existence. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses have been derived from the historical accounting records of Loral and include the use of “carve out” and “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred by Loral Skynet, which related to or were incurred on behalf of LTS, have been identified and allocated or pushed down as appropriate to reflect the financial results of LTS for the periods presented. As a result, the statements may not be indicative of the financial position or operating results of LTS had the component been operated as a separate, standalone entity. Management of Loral believes the allocation methodologies used are reasonable and represent the most appropriate methods of determining the revenue and expenses of LTS.

     Unaudited Interim Financial Statements

     The accompanying unaudited financial information as of June 30, 2003 and for the three months and six months ended June 30, 2003 and 2002 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, the accompanying financial information is presented on a basis consistent with the audited financial statements and reflects all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results to be expected for the year.

     Combined Statements of Net Assets Sold

     The assets and liabilities included in the accompanying combined statements of net assets sold are those assets and liabilities to be transferred to Purchasers pursuant to the Asset Purchase Agreement.

     Combined Statements of Revenues and Direct Expenses

     The combined statements of revenues and direct expenses include revenues and expenses directly attributable to LTS and allocations of expenses incurred by Loral Skynet that are associated with the revenue producing activities of LTS and therefore indirectly attributable to LTS.

     Some costs of satellite services, such as insurance, depreciation and amortization are directly attributable to and specifically identifiable with LTS. Other costs of providing satellite services, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as telemetry, tracking and control, access control, maintenance and engineering are allocated to LTS based on LTS’ revenue as a percentage of Loral Skynet’s total revenue, or based on LTS’ satellites in orbit as a percentage of the total number of satellites in orbit either owned or managed on behalf of others by Loral Skynet.

     Bad debt expense, as a component of general and administrative expenses are directly attributable to and specifically identifiable with LTS. Other expenses, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as expenses relating to the sales and marketing organization, finance organization, human resource organization, and other general and administrative expenses are allocated to LTS based on LTS’ revenue as a percentage of Loral Skynet’s total revenue.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

     The expenses incurred by Loral Skynet that are not specifically identifiable with LTS, but that have been allocated to LTS based on the methods described above, are reflected in the following table for the three months ended June 30, 2003 and 2002, the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002 and 2001 (in thousands):

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Costs of satellite services:
Other costs of satellite services	$2,144	$1,844	$4,345	$3,739	$7,621	$8,180
Other direct expenses:
Sales and marketing	1,334	1,714	2,372	2,989	5,554	6,326
General and administrative	4,182	4,002	7,885	8,058	15,593	15,690

Total	$7,660	$7,560	$14,602	$14,786	$28,768	$30,196

     General and administrative expenses that are not specifically identifiable with LTS, but that have been allocated to LTS as set out in the table above, can be reconciled as follows with general and administrative expenses included in the combined statements of revenues and direct expenses for the three months ended June 30, 2003 and 2002, the six months ended June 30,2003 and 2002, and the years ended December 31,2002 and 2001 (in thousands):

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
General and administrative expenses allocated to LTS	$4,182	$4,002	$7,885	$8,058	$15,593	$15,690
Bad debt expense, net of recoveries	(469)	159	33	63	1,544	(890)

Total general and administrative expenses	$3,713	$4,161	$7,918	$8,121	$17,137	$14,800

     Expenses and income such as corporate overheads, interest income and interest expense (except interest expense on orbital incentives) and income taxes, have been excluded from the accompanying combined statements of revenues and direct expenses, as they are not directly associated with the revenue producing activities of LTS. Corporate overhead expenses include general costs incurred for administrative support such as expenses for legal, treasury, tax and executive management functions. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses are not indicative of the future financial position or results of operations of LTS due to the change in ownership, and the exclusion of various assets, liabilities and operating expenses, described herein. These statements are also not intended to represent a complete presentation of LTS as a stand-alone entity.

     Cash Flows

     During the periods presented, LTS’ funding requirements were met by Loral, and cash generated by LTS was transferred to Loral. As LTS has historically been managed as part of the operations of Loral Skynet and has not operated as a single stand-alone entity, quarterly statements of cash flows were not prepared for LTS. It would not be practicable to retroactively prepare information about LTS’ operating, investing and financing cash flows, except for capital expenditures of $29.8 million (unaudited) for the six months ended June 30, 2003, and $72.0 million for the year ended December 31, 2002. Capital expenditures primarily represent payments made to Space Systems/Loral (“SS/L”), a subsidiary of Loral (see note 7) and capitalized interest.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

3. Summary of Significant Accounting Policies

     Use of Estimates

     The combined statements of net assets sold and combined statements of revenues and direct expenses are prepared in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined statements of net assets sold and the amounts of revenues and direct expenses reported for the periods presented. Actual results could differ from estimates. Significant estimates include the estimated useful lives of the LTS’ satellites. Also, as discussed in Note 2, the combined statements of revenues and direct expenses include allocations and estimates that are not necessarily indicative of the revenues, costs and expenses that would have resulted if LTS had been operated as a stand-alone entity.

     Satellites and Related Equipment, net

     Satellites and related equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method for satellites and related equipment over the estimated useful lives of the satellites and related assets, which range from 12 to 18 years.

     Costs incurred in connection with the construction and successful deployment of LTS’ satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch insurance, construction period interest and the present value of satellite orbital incentive payments. Capitalized interest related to the construction of the satellites for the six months ended June 30, 2003, and the years ended December 31, 2002 and 2001, was $11.4 million (unaudited), $21.7 million and $18.0 million, respectively. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. The estimated useful life of the satellites was determined by engineering analyses performed at the in-service date. Satellite lives are re-evaluated periodically.

     Losses from unsuccessful launches and partial and complete in-orbit failures, if any, of the LTS satellites, net of insurance proceeds, are recorded in the period a loss occurs. When a partial in-orbit failure occurs the satellite is tested for impairment as described below in Valuation of Long-Lived Assets and Cost in Excess of Net Assets Acquired. Insurance recoveries associated with partial losses that relate to potential loss of revenues are recorded as a reduction of costs of providing satellite services upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. For the three and six months ended June 30, 2003, LTS recorded insurance recoveries on a partial in-orbit failure of $8.9 million (unaudited) as a reduction to costs of providing satellite services.

     Cost in Excess of Net Assets Acquired

     On January 1, 2002, LTS adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. In connection with the adoption, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million. Prior to January 1, 2002, the excess of the cost of the purchased businesses over the fair value of net assets acquired was being amortized over 40 years using the straight-line method.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

     Valuation of Long-Lived Assets and Cost in Excess of Net Assets Acquired

     The carrying value of LTS’ long-lived assets, including LTS’ satellites and, prior to 2002, cost in excess of net assets acquired, is reviewed for impairment whenever events or changes in circumstances indicate that the asset value may not be recoverable. LTS looks to current and future profitability, as well as current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on quoted market values, discounted cash flows or appraisals, as appropriate in the circumstances. See New Accounting Pronouncements.

     Revenue Recognition

     LTS provides satellite capacity under lease agreements that generally provide for the use of satellite transponders and earth station assets for periods generally ranging from one year to the end of the life of the satellite. Some of these agreements have certain obligations, including providing spare or substitute capacity, if available, in the event of a satellite failure. If no spare or substitute capacity is available, the agreement may be terminated. Revenue under transponder leases is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenue under contracts that include fixed lease payment increases are recognized on a straight-line basis over the life of the lease.

     Income Taxes

     No provision or benefit for income taxes has been provided in the accompanying financial statements due to the fact that LTS was not operated as a stand-alone unit and no allocation of Loral’s income tax provision/benefit has been made to LTS.

     Pursuant to the Asset Purchase Agreement, no tax-related assets or liabilities will be acquired or assumed by Purchasers and accordingly, no tax-related assets or liabilities are reflected in the accompanying combined statements of assets sold.

     New Accounting Pronouncements

     SFAS 143

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of leases. The adoption of SFAS No. 143 on January 1, 2003 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

     SFAS 144

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The adoption of SFAS No. 144 on January 1, 2002 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

     SFAS 146

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 replaces EITF Issue No. 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     FIN 45

     In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The adoption of FIN 45 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

     EITF 00-21

     In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the statement of operations. Management believes that the adoption of EITF Issue No. 00-21 will not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

4. Prepaid In-Orbit Insurance

Prepaid in-orbit insurance as of June 30, 2003, reflects amounts, which will be expensed through 2004.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

5.     Satellites and Related Equipment, net

     Satellites and related equipment, net consists of (in thousands):

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Satellites in-orbit	$875,461	$875,461	$875,461
Satellites under construction	403,357	373,590	301,550
Ground equipment	630	630	630

	1,279,448	1,249,681	1,177,641
Accumulated depreciation	(292,660)	(263,912)	(206,422)

	$986,788	$985,769	$971,219

     Loral and certain of its subsidiaries have credit agreements that are secured by substantially all of the assets of LTS.

     The transponder capacity of satellites are either leased by customers or held for lease by LTS. Future minimum lease receipts due from customers under long-term operating leases for transponder capacity on satellites as of December 31, 2002, are as follows (in thousands) (see Note 9):

For the year ending:
December 31, 2003	$136,277
December 31, 2004	115,078
December 31, 2005	77,551
December 31, 2006	54,455
December 31, 2007	52,449
Thereafter	186,866

$622,676

     Purchase commitments in connection with satellite construction contracts with SS/L at December 31, 2002 were approximately $159.9 million.

     Certain satellite construction contracts require LTS to make orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations are subject to the satellite achieving specific technical operating standards and are primarily owed to SS/L (see Note 7). Annual maturities of these incentives as of December 31, 2002 are as follows (in thousands):

For the year ending:
December 31, 2003	$5,555
December 31, 2004	4,395
December 31, 2005	4,302
December 31, 2006	4,302
December 31, 2007	4,302
Thereafter	10,202

Total incentive payments	33,058
Less: interest	(9,485)

Orbital incentives payable per balance sheet	$23,573

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

6. Goodwill and Other Acquired Intangible Assets

     On January 1, 2002, LTS adopted SFAS No. 142, which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. SFAS 142 also changed the evaluation criteria for testing goodwill for impairment from an undiscounted cash flow approach, which was previously utilized under the guidance in SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, to a test based on fair value. Fair value is determined by the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets is the best evidence of fair value and must be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value must be based on the best information available, including prices for similar assets and liabilities and the results of using other valuation techniques, such as public company trading multiples and future discounted cash flows.

     Goodwill

     In accordance with SFAS 142, LTS’ previously recognized cost in excess of net assets acquired (“goodwill”) of $56.9 million at December 31, 2001 (net of accumulated amortization of $7.8 million), from the acquisition of LTS assets by Loral Skynet, was reviewed under the new transitional guidance as of January 1, 2002. Loral hired professionals in the valuation consulting business to determine the fair value of each of its reporting units. Since there were no quoted market prices in active markets for the reporting units, the measurement of fair value for each reporting unit was based on future discounted cash flows. Based on the fair values concluded on by those professionals, management determined that the goodwill under the new guidance in SFAS 142 was fully impaired. Accordingly, as of January 1, 2002, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million.

     The charge is the result of a change in the evaluation criteria for goodwill from an undiscounted cash flow approach, which was previously used under the guidance in SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, to the fair value approach, which is required by SFAS 142.

     The following table represents the pro forma disclosure of what LTS’ excess of revenues over direct expenses for the year ended December 31, 2001 would have been, adjusted to exclude the amortization expense related to goodwill (in thousands):

Year ended
December 31,
2001

Reported excess of revenues over direct expenses	$118,168
Add back: Goodwill amortization	1,619

Adjusted excess of revenues over direct expenses	$119,787

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

     Other Acquired Intangible Assets

     Other acquired intangible assets related to LTS reflect satellite related intangibles assets, regulatory fees and fees paid for the rights to use certain transponders on one of LTS’ satellites. Satellite related intangibles primarily represent the value associated with orbital slots and anchor customers that attract other customers. Other acquired intangible assets consisted of the following (in thousands):

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Regulatory fees	$2,896	$2,896	$2,896
Transponder rights	5,000	5,000	5,000
Satellite-related intangibles	32,978	32,978	32,978

	40,874	40,874	40,874
Accumulated amortization	(21,692)	(19,935)	(16,422)

	$19,182	$20,939	$24,452

     As of December 31, 2002, the weighted average remaining amortization period for regulatory fees was approximately eight years, for transponder rights was approximately two years and for satellite related intangibles was approximately seven years. Loral evaluated the useful lives of its other acquired intangible assets in connection with the adoption of SFAS 142 and determined that no changes to the useful lives were necessary. Total amortization expense for other acquired intangible assets were $0.9 million (unaudited) and $0.9 million (unaudited) for the three months ended June 30, 2003 and 2002, $1.8 million (unaudited) and $1.8 million (unaudited) for the six months ended June 30, 2003 and 2002, and $3.5 million and $3.5 million for the years ended December 31, 2002 and 2001, respectively.

     Amortization expense for other acquired intangible assets is estimated to be as follows (in thousands):

For the year ending:
December 31, 2003	$3,513
December 31, 2004	3,513
December 31, 2005	3,253
December 31, 2006	2,888
December 31, 2007	2,888
Thereafter	4,884

$20,939

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

7. Related Party Transactions

     Revenue from services

     LTS leases transponder capacity on the LTS satellites to Loral’s data subsidiaries, and to one of Loral’s affiliates. Revenue from satellite services includes the following amounts from Loral companies and one of its affiliates (in thousands):

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from Loral data subsidiaries	$556	$583	$1,097	$1,148	$2,225	$3,539

Revenue from affiliate	$189	$3,333	$720	$5,346	$6,296	$7,668

     Acquisitions of satellites and related equipment, in-orbit insurance and orbital incentives

     SS/L built three of the LTS satellites-in-orbit, as well as the two satellites that are under construction as of June 30, 2003, December 31, 2002 and December 31, 2001 (see Note 9). In addition, LTS has entered into agreements with SS/L for the in-orbit insurance of its satellites, as well as being required to make certain monthly orbital incentive payments to SS/L in connection with the two satellites-in-orbit that were purchased from SS/L.

     The following payments were made to SS/L during the three months ended June 30, 2003 and 2002, the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002 and 2001 (in thousands):

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Construction of LTS satellites	$12,843	$22,329	$12,843	$23,608	$62,514	$56,174
In-orbit insurance	—	2,611	—	2,611	4,335	4,335
Orbital incentives	1,073	719	3,047	3,188	5,163	5,387

	$13,916	$25,659	$15,890	$29,407	$72,012	$65,896

     The following orbital incentive payments were payable to SS/L:

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Orbital incentives payable	$21,242	$22,648	$24,248

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

8. Commitments and Contingencies

     LTS has in the past entered into prepaid leases and sales contracts relating to transponders on its satellites. Under the terms of these agreements, LTS continues to operate the satellites which carry the transponders and originally provided for a warranty for a period of 10 to 14 years, in the case of sales contracts (12 transponders), and the lease term, in the case of the prepaid leases (six transponders). Depending on the contract, LTS may be required to replace transponders which do not meet operating specifications. Substantially all customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer.

     Fourteen of the satellites built by Loral and launched since 1997, three of which are owned by LTS, have experienced minor losses of power from their solar arrays. Although to date, neither LTS nor any of the customers using the affected satellites have experienced any degradation in performance, there can be no assurance that one or more of the affected satellites will not experience additional power loss that could result in performance degradation, including loss of transponder capacity or reduction in power transmitted. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred and the number and type of use being made of transponders then in service. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities of the remaining transponders. In the case of one of LTS’s satellites, one transponder has been removed from service in order to maintain proper power balance for the remaining transponders, none of which have been degraded in performance as a result of the power loss. A complete or partial loss of satellites owned and operated by LTS could result in a loss of revenues and profits. With respect to satellites under construction, based on its investigation of the matter, Loral has identified and has implemented remediation measures that Loral believes will prevent newly launched satellites from experiencing similar anomalies. Based upon information currently available, including design redundancies to accommodate small power losses and that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, management believes that this matter will not have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

     In September 2001, a satellite built by Loral for a customer experienced an electrical power failure on its solar arrays that resulted in the loss of use of certain transponders on the satellite. In addition, a LTS satellite has experienced a minor loss of power from its solar arrays, the cause of which may be similar to the anomaly on the customers’ satellite. Loral believes, however, that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect the other satellites built (in-orbit) or being built by Loral for LTS.

     While Loral has in the past, consistent with industry practice and the requirements in Loral’s debt agreements, typically obtained in-orbit insurance for its satellites, Loral cannot guarantee that, upon a policy’s expiration, Loral will be able to renew the insurance on acceptable terms, especially on satellites that have, or that are part of a family of satellites that have, experienced problems in the past. Three satellites owned by LTS have the same solar array configuration as two other 1300 class satellites manufactured by Loral that have experienced solar array failures. Loral believes that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect these satellites. The insurance coverage for one of LTS’ satellites, however, provides for coverage of losses due to solar array failures only in the event of a capacity loss of 75% or more. Loral believes, that the insurers will require either exclusions of, or limitations on, coverage due to solar array failures in connection with renewals of insurance for

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD
AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

LTS’ two other satellites in 2004. An uninsured loss of a satellite would have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

     In an order released on August 8, 2003, the FCC added Telstar 13 to the “Permitted Space Station List” in the C-Band frequency at 121 degrees W.L. As a result of this action, earth stations located in the U.S. will be able to communicate with the Telstar 13 satellite, which was successfully launched on August 7, 2003 (see Note 9), and Telstar 13 will be permitted to operate in the U.S. using a non-U.S. International Telecommunications Union (“ITU”) filing. The order contains several conditions on this authorization, including (1) a requirement that Telstar 13 be in compliance with all applicable current and future operational requirements as a result of coordination agreements reached with other satellite systems; and (2) that, in the absence of a coordination agreement with a satellite network with higher ITU priority, Telstar 13 must cease service to the U.S. market immediately upon launch and operation of the higher ITU priority satellite, or be subject to further conditions designed to address potential harmful interference to a satellite with ITU date precedence. New Skies Satellites has asserted that its non-U.S. ITU filing at 120.8 degrees W.L. has ITU priority over Telstar 13. Loral is continuing its international coordination of the 121 degrees W.L. slot. There can be no assurance, however, that coordination discussions will be successful.

     Loral is subject to various legal proceedings and claims, either asserted or unassorted, that arise in the ordinary course of business. Although the outcome of these claims cannot be predicted with certainty, management of Loral does not believe that any of these existing legal matters will have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

9. Subsequent Events (unaudited)

     On August 7, 2003, LTS successfully launched the EchoStar IX / Telstar 13 satellite. This satellite, which was built jointly for LTS and EchoStar Communications Corporation, has successfully completed in-orbit testing and was placed into service on September 12, 2003, and is positioned at 121 degrees West longitude. The satellite has been included in “Satellites under construction” as of June 30, 2003, December 31, 2002 and 2001.

     In September 2003, LTS’ Telstar 4 satellite experienced a short circuit of its high voltage bus causing the satellite to cease operations. Loral has been unable to reestablish contact with the satellite and has declared the satellite a total loss. At the time of the satellite’s failure, Loral initiated a comprehensive restoration plan that has provided capacity to nearly all Telstar 4 customers on LTS’s Telstar 5, Telstar 6 and Telstar 7 satellites. Loral and Lockheed Martin, the manufacturer of the satellite, continue to work to identify the cause of the failure of the high voltage bus. The satellite was insured for $141 million, for which the agent for secured lenders of Loral is named as the loss payee on the insurance policy. As of October 13, 2003, Loral was in the process of filing the proof of loss with the insurance underwriters. Under Loral’s agreement to sell its North American satellites discussed in Note 1, the purchase price will be reduced by any insurance proceeds received for Telstar 4 by Loral, net of any payments by Loral to customers for warranty claims. As previously planned, Loral expects to replace Telstar 4 at 89 degrees West in mid-2004 with the larger and more powerful Telstar 8 satellite currently under construction. The loss associated with Telstar 4 will be recorded during the quarter ended September 30, 2003. LTS expects to record the insurance recovery associated with such loss upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. Customer cancellations resulting from the failure of Telstar 4 have reduced the future minimum lease receipts due from customers under long-term operating leases for transponder capacity by approximately $47 million (see Note 5).